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                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED
                                   SECURITIES
                               PURCHASE AGREEMENT

                                  by and among

                                   REMEC, INC.

                                       and

                          ADC TELECOMMUNICATIONS, INC.

                                       and

                                  ADC MERSUM OY

                           Dated as of October 8, 2001

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                                TABLE OF CONTENTS

ARTICLE I SALE OF SECURITIES AND CLOSING.......................................3

     1.1      PURCHASE AND SALE OF COMPANY SHARES..............................3
     1.2      PURCHASE PRICE AND ADJUSTMENT....................................3
     1.3      THE CLOSING......................................................4
     1.4      DELIVERIES AT THE CLOSING........................................4
     1.5      DESIGNEE BUYER...................................................4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER............................4

     2.1      ORGANIZATION OF SELLER...........................................5
     2.2      ORGANIZATION, QUALIFICATION AND CORPORATE POWER..................5
     2.3      CAPITALIZATION...................................................5
     2.4      AUTHORIZATION OF TRANSACTION.....................................6
     2.5      NONCONTRAVENTION AND CONSENTS....................................6
     2.6      TANGIBLE PERSONAL PROPERTY.......................................7
     2.7      SUBSIDIARIES.....................................................7
     2.8      FINANCIAL STATEMENTS.............................................7
     2.9      EVENTS SUBSEQUENT TO MOST RECENT FISCAL PERIOD...................8
     2.10     LEGAL COMPLIANCE.................................................8
     2.11     TAX MATTERS......................................................9
     2.12     REAL PROPERTY...................................................10
     2.13     INTELLECTUAL PROPERTY...........................................12
     2.14     CONTRACTS.......................................................13
     2.15     LITIGATION......................................................14
     2.16     EMPLOYEE BENEFITS...............................................14
     2.17     ENVIRONMENTAL...................................................15
     2.18     LABOR AND EMPLOYMENT MATTERS....................................16
     2.19     INSURANCE.......................................................17
     2.20     INVENTORY.......................................................17
     2.21     CUSTOMERS AND SUPPLIERS.........................................17
     2.22     CHARTER DOCUMENTS, BOOKS AND RECORDS............................18
     2.23     ABSENCE OF RESTRICTIONS ON BUSINESS ACTIVITIES..................18
     2.24     PRODUCT WARRANTIES AND RETURNS..................................18
     2.25     CERTAIN BUSINESS PRACTICES......................................18
     2.26     BROKER'S FEES...................................................18
     2.27     DISCLOSURE......................................................19
     2.28     DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES..............19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER...........................19

     3.1      ORGANIZATION OF BUYER...........................................19
     3.2      AUTHORIZATION OF TRANSACTION....................................19
     3.3      NONCONTRAVENTION AND CONSENTS...................................19
     3.4      FINANCING.......................................................20

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
     3.5      BROKERS' FEES...................................................20
     3.6      INVESTMENT INTENT...............................................20

ARTICLE IV COVENANTS..........................................................20

     4.1      GENERAL.........................................................20
     4.2      OPERATION OF BUSINESS...........................................20
     4.3      FULL ACCESS.....................................................23
     4.4      EXCLUSIVITY.....................................................23
     4.5      UPDATING OF DISCLOSURE SCHEDULE.................................23
     4.6      ACTIONS BY SELLER...............................................24
     4.7      FINANCING.......................................................25

ARTICLE V OTHER AGREEMENTS....................................................25

     5.1      GENERAL.........................................................25
     5.2      EMPLOYEE BENEFITS...............................................25
     5.3      TAX MATTERS.....................................................25
     5.4      RETIRING DIRECTORS..............................................28
     5.5      INTELLECTUAL PROPERTY...........................................28
     5.6      AGREEMENT NOT TO COMPETE........................................28
     5.7      PRE-CLOSING ACCESS..............................................30
     5.8      FINANCIAL STATEMENT MATTERS.....................................30

ARTICLE VI CONDITIONS TO OBLIGATION OF BUYER..................................31

     6.1      COVENANTS AND REPRESENTATIONS AND WARRANTIES....................31
     6.2      INJUNCTIONS AND OTHER COURT ACTIONS.............................31
     6.3      GOVERNMENTAL APPROVALS..........................................31
     6.4      LICENSE AGREEMENT...............................................31
     6.5      TRANSFER OF TTP ASSETS TO THE COMPANY...........................31
     6.6      INTERCOMPANY INDEBTEDNESS.......................................31
     6.7      APPROVALS AND CONSENTS..........................................31
     6.8      SAP TRANSITION AGREEMENT........................................32
     6.9      TRANSITION MANUFACTURING AGREEMENT..............................32
     6.10     DISCLOSURE SCHEDULE.............................................32
     6.11     OFFICERS AND DIRECTORS..........................................32
     6.12     NO MATERIAL ADVERSE EFFECT......................................32
     6.13     OPINION OF COUNSEL TO THE COMPANY...............................32
     6.14     ADC SOLITRA, INC................................................32
     6.15     FINANCIAL STATEMENTS............................................32
     6.16     WAIVER..........................................................32

ARTICLE VII CONDITIONS TO OBLIGATION OF SELLER................................32

     7.1      COVENANTS AND REPRESENTATIONS AND WARRANTIES....................32
     7.2      INJUNCTIONS AND OTHER COURT ACTIONS.............................33
     7.3      GOVERNMENTAL APPROVALS..........................................33

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
     7.4      LICENSE AGREEMENT...............................................33
     7.5      SAP TRANSITION AGREEMENT........................................33
     7.6      TRANSITION MANUFACTURING AGREEMENT..............................33
     7.7      WAIVER..........................................................33

ARTICLE VIII INDEMNIFICATION..................................................33

     8.1      INDEMNIFICATION BY SELLER.......................................33
     8.2      INDEMNIFICATION BY BUYER........................................34
     8.3      THIRD PARTY CLAIMS..............................................34
     8.4      SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................35
     8.5      INDEMNIFICATION LIMITATIONS.....................................35
     8.6      EXCLUSION OF LIABILITIES........................................36
     8.7      EXCLUSIVE REMEDY................................................36
     8.8      LOST PROFITS AND SPECIAL DAMAGES................................36
     8.9      NO DOUBLE RECOVERY..............................................36

ARTICLE IX TERMINATION........................................................37

     9.1      TERMINATION OF AGREEMENT........................................37
     9.2      EFFECT OF TERMINATION...........................................37

ARTICLE X MISCELLANEOUS.......................................................38

     10.1     PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.........................38
     10.2     NO THIRD-PARTY BENEFICIARIES....................................38
     10.3     ENTIRE AGREEMENT................................................38
     10.4     SUCCESSION AND ASSIGNMENT.......................................38
     10.5     COUNTERPARTS....................................................38
     10.6     HEADINGS........................................................38
     10.7     NOTICES.........................................................38
     10.8     GOVERNING LAW...................................................39
     10.9     AMENDMENTS AND WAIVERS..........................................39
     10.10    SEVERABILITY....................................................39
     10.11    EXPENSES........................................................40
     10.12    CURRENCY........................................................40
     10.13    CONSTRUCTION....................................................40
     10.14    INCORPORATION OF EXHIBITS AND SCHEDULES.........................40

EXHIBITS

Exhibit A  -  License Agreement
Exhibit B  -  List of Persons with Knowledge
Exhibit C  -  SAP Transition Agreement
Exhibit D  -  Manufacturing Transition Agreement
Exhibit E  -  Opinion of Counsel to Seller
Exhibit F  -  Financial Statements

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                             INDEX OF DEFINED TERMS

TERM                                                                     SECTION

Accounts Receivable                                                          2.8
Acquisition Proposal                                                         4.4
Agreement                                                               Preamble
Audited Financial Statements                                                 2.8
Basket                                                                       8.5
Business                                                                  2.3(d)
Buyer                                                                   Preamble
Closing                                                                      1.3
Closing Date                                                                 1.3
Code                                                                    Recitals
Company                                                                 Preamble
Company Returns                                                          2.11(a)
Company Shares                                                          Recitals
Competitive Business                                                      5.6(b)
Copyrights                                                               2.13(a)
Customers and Suppliers                                                     2.21
Disclosure Schedule                                                   Article II
Employee                                                                  5.2(a)
Employee Benefit Plans                                                   2.16(a)
Environmental Laws                                                       2.17(e)
Filter Financial Statements                                               2.8(a)
Financial Statements                                                         2.8
GAAP                                                                         2.8
Government Entity                                                         2.5(a)
Hart-Scott-Rodino Act                                                     2.5(b)
Hazardous Substance                                                      2.17(e)
including                                                                  10.13
Indemnified Party                                                         8.3(a)
Indemnifying Party                                                        8.3(a)
Intellectual Property Rights                                             2.13(a)
Knowledge of Seller                                                   Article II
Laws                                                                        2.10
Leased Real Property                                                     2.12(c)
License Agreement                                                        2.13(f)
Losses                                                                       8.1
Material Adverse Effect                                                      2.2
Most Recent Fiscal Period                                                 2.8(a)
Non-Inventory Tower Top Assets                                               4.6
Owned Real Property                                                      2.12(a)
Patents                                                                  2.13(a)
Permits                                                                     2.10
Protected Business                                                        5.6(a)
Purchase Price                                                               1.2

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
Purchase Price Adjustment                                                    1.2
Real Property                                                            2.12(c)
Real Property Leases                                                     2.12(c)
Remaining Funds                                                               24
Repatriation Payment                                                          24
Section 338 Election                                                      5.3(a)
Security Interests                                                           2.3
Seller                                                                  Preamble
Subsidiary                                                                   2.7
Tax                                                                         2.11
Tax Return                                                                5.3(c)
Taxes                                                                       2.11
Third Party Claim                                                         8.3(a)
Third Party Intellectual Property Rights                                 2.13(a)
Trademarks                                                               2.13(a)
TTP Asset Payment                                                             24
TTP Assets                                                                   4.6
TTP Employee                                                              5.6(e)
TTP Transfer                                                                  24

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                              AMENDED AND RESTATED
                          SECURITIES PURCHASE AGREEMENT

         This Amended and Restated Securities Purchase Agreement (the "AGREEMENT") dated as of October 8, 2001 and effective as of October 1, 2001, is entered into by and among REMEC, Inc., a California corporation ("BUYER"), ADC Telecommunications, Inc., a Minnesota corporation ("SELLER") and ADC Mersum Oy, a corporation formed under the laws of the Republic of Finland (the "COMPANY").

         WHEREAS, Seller owns 2,450 shares (the "COMPANY SHARES") of common stock, 100 Finnish Marks nominal value of the Company, constituting all of the issued and outstanding capital stock of the Company.

         WHEREAS, for United States income tax reporting purposes the parties intend that the transactions contemplated by this Agreement will not qualify as a tax-free reorganization pursuant to Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the "CODE").

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                   ARTICLE I
                         SALE OF SECURITIES AND CLOSING

         1.1 PURCHASE AND SALE OF COMPANY SHARES. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the right, title and interest of Seller in and to the Company Shares at the Closing.

         1.2   PURCHASE PRICE AND ADJUSTMENT.

               (a) Subject to adjustment pursuant to Section 1.2(b) hereof, the aggregate purchase price for the Company Shares is Fifty Million One Hundred Thousand Dollars ($50,100,000) (the "PURCHASE PRICE") payable as follows.

               (b) An amount equal to the Purchase Price minus the Purchase Price Adjustment, shall be payable by Buyer to Seller on the Closing Date by wire transfer of immediately available funds to the account designated by Seller prior to the Closing. For purposes of this Agreement, "PURCHASE PRICE ADJUSTMENT" means, without duplication, an amount equal to the sum of (A) all amounts paid or distributed or the value of all securities issued by the Company or any Subsidiary prior to the Closing (as defined in Section 1.3 of this Agreement) to holders of options, warrants, stock appreciation rights or similar rights or securities of the Company, Seller or any affiliate of Seller, whether vested or unvested (but only to the extent such options, warrants, stock appreciation rights or securities must be assumed by the Company or Buyer after the Closing), (B) the amount of all outstanding indebtedness of Seller or its affiliated parties (other than the Company and its Subsidiaries) that is assumed or paid by Buyer, the Company or any Subsidiary of the Company at the Closing or remains with the Company or any Subsidiary of the Company subsequent to the Closing,
         (C) the amount of all outstanding indebtedness of the Company or any Subsidiary of the Company to Seller or any of its affiliated parties that is assumed or paid by Buyer, the Company or any

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         Subsidiary of the Company at the Closing or remains with the Company or any Subsidiary of the Company subsequent to the Closing, and (D) all amounts paid or payable by Buyer, the Company or any Subsidiary of the Company to any party on account of change in control or similar payment obligations and, in each of (A) and (D) above, arising in connection with the transactions contemplated by this Agreement.

         1.3 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Seller at 13625 Technology Drive, Eden Prairie, Minnesota 55344-2252, commencing at 9:00 a.m., Minneapolis time, within three business days after the date on which the last of the conditions set forth in Articles VI and VII shall have been satisfied or waived, or such other date as Buyer and Seller may mutually determine (the "CLOSING DATE").

         1.4 DELIVERIES AT THE CLOSING. At the Closing, (i) Seller will deliver to Buyer certificates or other evidence of ownership satisfactory to Buyer representing all of the Company Shares, endorsed in blank or accompanied by duly executed assignment documents, (ii) Buyer will deliver to Seller the consideration specified in Section 1.2 hereof, (iii) Seller will deliver to Buyer the various certificates, instruments and documents referred to in Article VI hereof, and (iv) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Article VII hereof.

         1.5 DESIGNEE BUYER. Notwithstanding anything to the contrary contained in this Agreement, Buyer may specify that, before the Closing Date, Buyer, Company and Seller shall enter into the purchase transactions contemplated by this Agreement utilizing a direct or indirect wholly owned subsidiary of Buyer instead of the purchasing entity described in Section 1.1 hereto in order to effect the purposes of this Agreement. Company and Seller shall take all action necessary and appropriate to effect, or cause to be effected, such transactions, provided, however, that no such specification may
(i) adversely affect the timing of the consummation of the transactions contemplated by this Agreement or (ii) adversely affect the tax effect or economic benefits of the transactions contemplated by this Agreement or (iii) modify, in any respect, or otherwise release Buyer from performing, any covenant or agreement of Buyer to Seller set forth herein. Buyer shall compensate Seller for any additional reasonable costs and expenses incurred as a consequence of such stipulation.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that the statements contained below are true and correct with respect to itself, the Company and the Company's Subsidiaries (assuming that the transactions referred to in Section 4.6 have occurred immediately prior to the date hereof), as the case may be, except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof and as may be supplemented after the date hereof in accordance with
Section 4.5 hereof (the "DISCLOSURE SCHEDULE"). Each item disclosed in the Disclosure Schedule shall

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constitute an exception to the representations and warranties given and shall be deemed to be disclosed with respect to each section of the Disclosure Schedule to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described with reasonable particularity and detail and such description provides a reasonable indication that the item applies to another Schedule contained in the Disclosure Schedule. For purposes of this Agreement, the term "KNOWLEDGE OF SELLER" means the actual knowledge of the individuals listed on Exhibit B hereto, after review of this Agreement by such individuals in light of their respective positions with Seller and the Company.

         2.1 ORGANIZATION OF SELLER. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         2.2   ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

               (a) The Company and each of its Subsidiaries is a corporation (or similar entity with corporate characteristics including limited liability of shareholders or other owners), duly organized, validly existing, duly registered, in good standing under the laws of the jurisdiction of its incorporation, if applicable, and is not subject to liquidation, winding up or similar proceedings.

               (b) Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect (x) on the business, operations, results of operations, assets, liabilities or financial condition of the Company and the Company's Subsidiaries taken as a whole (other than any such change, effect, event or condition that arises from changes in general economic conditions or conditions affecting the Company and its Subsidiaries' industry generally, or such changes, effects, events or conditions resulting from the announcement or the consummation of the transactions contemplated hereby), or (y) on the ability of Seller or the Company to consummate the transactions contemplated by this Agreement or perform its respective obligations hereunder (in either event, a "MATERIAL ADVERSE EFFECT"). The Company and each of its Subsidiaries has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

               (c) The sole business conducted by the Company and its Subsidiaries is the manufacturing, distribution, designing, selling, offering and promotion of products within the Solitra Exclusive Field of Use (as defined in the License Agreement) (the "BUSINESS") and the operation of the tower top business.

         2.3 CAPITALIZATION. The entire authorized capital stock of the Company consists of 2,450 Company Shares, all of which are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially owned by Seller free and clear of any security interests, claims, liens, pledges, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or other legal or equitable limitations of any kind

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(collectively, "SECURITY INTERESTS"). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

         2.4 AUTHORIZATION OF TRANSACTION. Seller and the Company each have the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller and the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on each of its respective parts are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Seller and the Company and assuming the due authorization, execution and delivery hereof by Buyer, constitutes the valid and binding obligation of each of Seller and the Company, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

         2.5   NONCONTRAVENTION AND CONSENTS.

               (a) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any federal, state, local or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (each, a "GOVERNMENT ENTITY") to which Seller, the Company or any of the Company's Subsidiaries are subject or any provision of the articles of incorporation or bylaws (or similar charter documents) of Seller, the Company or any of the Company's Subsidiaries or (ii) except as set forth in Section 2.5(a) of the Disclosure Schedule, violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Seller, the Company or any Subsidiary of the Company is a party or by which it is bound or to which any of the assets of the Company and its Subsidiaries are subject (or result in the imposition of any Security Interest upon any of such assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect.

               (b) Except for filings required under the Finnish Act on Competition Restrictions, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT-RODINO ACT") or as set forth in the Disclosure Schedule, none of Seller, the Company or any of the Company's Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for Seller and the Company to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to

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         file, or to obtain any authorization, consent, or approval would not reasonably be expected to have a Material Adverse Effect.

         2.6 TANGIBLE PERSONAL PROPERTY. The Company and its Subsidiaries after consummation of the transactions contemplated by Section 6.5 hereof) have, on a consolidated basis, good and marketable title to, or a valid leasehold interest in, all of the material tangible personal property sufficient for the conduct of the Business as presently conducted, except where failure to have good and marketable title or a valid leasehold interest would not have a Material Adverse Effect. All such tangible personal property is in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain such assets would not have a Material Adverse Effect.

         2.7 SUBSIDIARIES. Neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any share capital, capital stock or any equity or ownership interest in any company, corporation, partnership, association, joint venture, business, trust or other entity (each a "SUBSIDIARY"), except for the Subsidiaries listed in the Disclosure Schedule, and except for ownership of securities in any publicly traded company held for investment by the Company or any of its Subsidiaries and comprising less than five percent of the outstanding stock of such company. The Company is directly or indirectly the registered, record and beneficial owner of all of the outstanding share capital or shares of capital stock (or other ownership interests) of each of its Subsidiaries, there are no proxies with respect to such shares, and no securities of any of such Subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, share capital or shares of any capital stock (or other ownership interests) of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such Subsidiary is bound to issue, transfer or sell any share capital or shares of such capital stock or securities convertible into or exchangeable for such shares (or other ownership interests). All of such shares (or other ownership interests) so directly or indirectly owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Security Interests with respect thereto.

         2.8   FINANCIAL STATEMENTS.

               (a) Seller has delivered to Buyer copies of the following financial statements (collectively, the "FINANCIAL STATEMENTS"): (i) audited consolidated balance sheets as of October 31, 1999 and October 31, 2000 and statements of income, statements of cash flow for the three fiscal years ended October 31, 2000 for the operations of the Company and its Subsidiaries located in Finland and the notes thereto (including the operations of the tower top business)(the "AUDITED FINANCIAL STATEMENTS"); and (ii) unaudited consolidated balance sheet and statement of income (the "FILTER FINANCIAL STATEMENTS") as of and for the ten months ended August 30, 2001 (the "MOST RECENT FISCAL PERIOD"), for the operations of the Company and its Subsidiaries excluding the operation of the tower top business. The Audited Financial Statements (including the notes thereto) have been prepared in accordance with Finnish generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be

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         otherwise indicated in the notes thereto) and present fairly, in all material respects, the financial condition of the operations of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries located in Finland for such periods. The Filter Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except as may be otherwise indicated in the notes thereto) and present fairly, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries, excluding the operation of the tower top business, as of such dates and for such periods; PROVIDED, HOWEVER, that the Filter Financial Statements are subject to normal year end adjustments and lack of footnotes or other presentation items; and PROVIDED, THAT, the Filter Financial Statements reflect intercompany allocations of overhead and other non-specific expenses between the wireless filter business and the operation of the tower top business which Seller believes are reasonable, based upon the historical practices and operations of the Company and its Subsidiaries, as of the dates of such financial statements.

               (b) Since the end of the Most Recent Fiscal Period, the Company and its Subsidiaries have not incurred any liabilities or obligations that are required to be disclosed under GAAP, on the face of the applicable Financial Statements, except (i) as set forth in the Disclosure Schedule, (ii) the liabilities recorded on the Filter Financial Statements (including the notes thereto), or (iii) liabilities or obligations incurred since the end of the Most Recent Fiscal Period (whether or not incurred in the ordinary course of business) that would not reasonably be expected to have a Material Adverse Effect.

               (c) All accounts and notes receivable reflected in the Filter Financial Statements and all accounts receivable insofar as it represents sales of products relating to the filter business arising after the end of the Most Recent Fiscal Period (collectively the "ACCOUNTS RECEIVABLE") have arisen in the ordinary course of business and represent valid obligations of nonaffiliated third parties.

         2.9 EVENTS SUBSEQUENT TO MOST RECENT FISCAL PERIOD. Since the end of the Most Recent Fiscal Period, there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since that date the business and operations of the Company and its Subsidiaries have been conducted only in the ordinary and usual course and in a manner consistent with past practice, and have not taken any of the actions set forth in Section 4.2 hereof except as set forth in the Disclosure Schedule.

         2.10 LEGAL COMPLIANCE. Each of the Company and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) ("LAWS") of Governmental Entities, except where the failure to comply would not have a Material Adverse Effect. Neither the Company nor its Subsidiaries has received any written notice, or to the Knowledge of Seller, any other communication, from any Governmental Entity of any violation of any material Law and, to the Knowledge of Seller, no such notice or other communication is threatened. Neither the Company nor its Subsidiaries are in violation of any of the provisions of their respective articles of incorporation or bylaws or equivalent organizational documents. The Company and its Subsidiaries have all requisite licenses, permits, certificates, authorizations and approvals, including health and safety and employee permits, from foreign, federal, state and local authorities necessary to conduct the Business as currently conducted, except where any failure to have such Permits will not, individually or in the aggregate, have a Material Adverse Effect (collectively, the "PERMITS"). All of the Permits are in full force and effect, and to the Knowledge of Seller, none of the Company nor the Company's Subsidiaries is in default under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. No action or claim is pending or, to the Knowledge of Seller, threatened, to revoke or terminate any Permit.

         2.11  TAX MATTERS.

               (a) Each of the Company and its Subsidiaries has timely filed all returns, declarations, reports, information returns or statements ("COMPANY RETURNS") required to be filed in respect of Taxes (as defined in subsection (i) below), and has timely paid when due all Taxes shown thereon as owing. All such Company Returns were correct and complete in all material respects. All Company Returns for periods ending on or after January 1, 1998, and all correspondence with Tax authorities for such periods have been made available to Buyer.

               (b) There are no liens for Taxes upon any of the assets of the Company and its Subsidiaries, other than liens for Taxes not yet due and payable or for Taxes that Seller, the Company or any Subsidiary of the Company is contesting in good faith through appropriate proceedings and for which there is a specific reserve in the applicable Financial Statements.

               (c) The unpaid Taxes of the Company and its Subsidiaries (i) did not as of the Most Recent Fiscal Period, exceed the reserve for liability for Taxes set forth in the unaudited balance sheet for the end of the Most Recent Fiscal Period and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date.

               (d) No deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against or in respect of the Company or its Subsidiaries. All assessments for Taxes with respect to the Company and its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. The Company and its Subsidiaries have not incurred a Tax liability from the date of the Filter Financial Statements other than a Tax liability in the ordinary course of business.

               (e) The Company and the Company's Subsidiaries have not requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to the Company and the Company's Subsidiaries has been granted or requested, which extension or waiver has not since expired. Neither the Company nor the Company's Subsidiaries have granted any power of attorney relating to Taxes that will survive the Closing.

               (f) Neither the Company nor any Subsidiary of the Company has any liability for unpaid Taxes because it is or once was a member of an affiliated, consolidated, combined or unitary group, and none of the Company nor any Subsidiary of the Company is a party to any Tax allocation or sharing agreement or liable for the Taxes of any party, as transferee or successor, by contract, or otherwise.

               (g) No unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against or with respect to the Company or any of the Company's Subsidiaries, nor has the Company nor any Subsidiary of the Company received notice of any such deficiency, delinquency or default which, in any such case, may have a Material Adverse Effect.

               (h) Each of the Company and each Subsidiary of the Company have complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Chapter 3 or Chapter 24 of the Code or similar provisions under any non-U.S. Laws) and has, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under all applicable Laws.

               (i) For purposes of this Agreement, "TAX" or "TAXES" means any United States, Finnish or other non-U.S. federal, state, provincial or local income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, assessment or other governmental charge.

         2.12  REAL PROPERTY.

               (a) Section 2.12(a) of the Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned by the Company or any Subsidiary of the Company ("OWNED REAL PROPERTY"), (ii) each parcel of real property leased by the Company or any Subsidiary of the Company (as lessor or lessee), and (iii) all Security Interests (other than (A) mechanic's, materialmen's and similar liens, (B) liens for Taxes not yet due and payable or for Taxes that Seller, the Company, or any Subsidiary of the Company is contesting in good faith through appropriate proceedings, (C) any minor imperfection of title or similar immaterial lien that individually or in the aggregate would not affect the Company's or its Subsidiaries' ability to conduct the Business in all material respects as presently conducted and (D) purchase money liens and liens securing rental payments under capital lease arrangements that are not material individually or in the aggregate) relating to or affecting any parcel of Owned Real Property.

               (b) Except as disclosed in the Disclosure Schedule, the Company or one of its Subsidiaries has good and marketable fee simple title or a title properly recorded in the registrar of any such jurisdiction, where such registration is required as a matter of law to create prima facie legal title to such property, to each parcel of Owned Real Property, free and clear of all Security Interests (other than (A) mechanic's, materialmen's and similar liens, (B) liens for Taxes not yet due and payable or for Taxes that Seller, the Company, or any Subsidiary of the Company is contesting in good faith through appropriate proceedings, (C) any minor imperfection of title or similar immaterial lien that individually or in the aggregate would not affect the Company's or its Subsidiaries' ability to conduct the Business in all material respects as presently conducted and (D) purchase money liens and liens securing rental payments under capital lease arrangements that are not material individually or in the aggregate). Except for the parcels of real property leased to other persons referred to in clause (ii) of Section 2.12(a) or otherwise disclosed in the Disclosure Schedule, the Company or one of its Subsidiaries is in possession of each parcel of Owned Real Property, together with all buildings, structures, facilities, fixtures and other improvements thereon.

               (c) Seller has previously made available to Buyer correct and complete copies of all leases, subleases and other agreements (collectively, the "REAL PROPERTY LEASES") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "LEASED REAL PROPERTY" and, together with the Owned Real Property, the "REAL PROPERTY"), including without limitation all modifications, amendments and supplements thereto. Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or except as otherwise set forth in Section 2.12 of the Disclosure Schedule, (i) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Security Interests (other than (A) mechanic's, materialmen's and similar liens, (B) liens for Taxes not yet due and payable or for Taxes that Seller, the Company or any Subsidiary of the Company is contesting in good faith through appropriate proceedings, (C) any minor imperfection of title or similar immaterial lien that individually or in the aggregate would not affect the Company's or its Subsidiaries' ability to conduct the Business in all material respects as presently conducted and (D) purchase money liens and liens securing rental payments under capital lease arrangements that are not material individually or in the aggregate) and each Real Property Lease is in full force and effect, (ii) all rent and other sums and charges due and payable by the Company or one of its Subsidiaries as tenants thereunder are current in all material respects, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Knowledge of Seller, the landlord, exists under any Real Property Lease, and (iv) the Company or one of its Subsidiaries is in actual possession of each item of Leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease and applicable law.

               (d) The Real Property includes all of the properties that are owned or leased by the Company and its Subsidiaries.

               (e) Except as disclosed in the Disclosure Schedule, all rent and other sums and charges due and payable to the Company and its Subsidiaries as landlords under leases are current in all material respects.

               (f) Except as disclosed in the Disclosure Schedule, to the Knowledge of Seller, the buildings, plants, structures and equipment of the Company and its

         Subsidiaries which are being transferred in connection with the sale of the Business contemplated hereby, are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The building, plants, structures and equipment of the Company and its Subsidiaries are sufficient for the conduct of the Business as presently conducted in all material respects.

         2.13  INTELLECTUAL PROPERTY.

               (a) Section 2.13 of the Disclosure Schedule sets forth a true, correct and complete list of all United States and foreign: (i) patents and patent applications (the "PATENTS"), and (ii) registered trademarks, trade names, service marks, and all applications for registration therefore (the "TRADEMARKS"), which as of the Closing Date are owned by the Company or its Subsidiaries. Except as disclosed in the Disclosure Schedule, the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any material license, sublicense or other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"), the breach of which would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Third Party Intellectual Property Rights, together with the Patents, Trademarks, and copyrights owned by the Company or its Subsidiaries (both registered and unregistered, collectively referred to as "COPYRIGHTS") and all trade secrets owned by - Company or its Subsidiaries as of the Closing Date (including ideas, concepts, inventions (whether patentable or not), processes, methods, designs, developments and lab notes) are collectively referred to herein as "INTELLECTUAL PROPERTY RIGHTS".

               (b) Except as set forth in the Disclosure Schedule, to Seller's Knowledge, the Company's and the Company's Subsidiaries' Business-related products and services, as sold prior to the Closing Date, have not infringed the patent, copyright, trademark or trade secret rights of any third party existing as of the Closing Date, except for such rights the absence of which would not be reasonably expected to have a Material Adverse Effect.

               (c) No Trademark has been or is now involved in any cancellation and, to the Knowledge of Seller, no such action is threatened with respect to any of the Trademarks.

               (d) Except as otherwise disclosed in the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has, since January 1, 1998, been sued in any suit, action or proceeding relating to the Business which involves a claim of infringement or misappropriation of any patents, trademarks, trade names, service marks, domain names, copyrights or violation of any trade secret or other proprietary right of any third party (nor are there any suits, actions or proceedings that arose prior to such date that remain outstanding and unresolved, nor has there been threatened in writing, any such suits, actions or proceedings), which infringement or misappropriation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (e) Each employee who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or any of its Subsidiaries, or any predecessor in interest thereto, is bound by agreement of confidentiality with Seller, the Company, such Subsidiary or such predecessor in interest, as applicable, or as a matter of Finnish law is bound to confidentiality to the Company or a Subsidiary of the Company, and either (i) is a party to an agreement under which Seller, the Company, such Subsidiary or such predecessor in interest, as applicable, is deemed to be the original owner/author of all property rights therein; (ii) has executed an assignment or an agreement to assign in favor of Seller, the Company, such Subsidiary or such predecessor in interest, as applicable, all right, title and interest in such material; or (iii) as a matter of law is obligated to assign, or as a matter of law assigns, any such material to Seller, the Company, such Subsidiary or such predecessor in interest thereto.

               (f) Except as set forth in Section 2.13 of the Disclosure Schedule and in the License Agreement attached hereto as Exhibit A (the "LICENSE AGREEMENT"), all of the Patents, Copyrights and Trademarks as of the Closing are free and clear of all material Security Interests.

         2.14  CONTRACTS.

               (a) Section 2.14 of the Disclosure Schedule lists the following written contracts and other written agreements to which the Company or any of the Company's Subsidiaries are a party:

                   (i) any agreement for the lease of personal property to or from any third party providing for lease payments in excess of $50,000 per annum;

                   (ii) any agreement concerning a partnership or joint venture;

                   (iii) any agreement under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000, or under which it has imposed a Lien on any of its material assets, tangible or intangible;

                   (iv) any material agreement concerning confidentiality or noncompetition;

                   (v)     any material agreement with Seller or its affiliates;

                   (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers or employees;

                   (vii)   any local collective bargaining agreement;

                   (viii) any agreement for the employment of any individual on a full-time or part-time basis providing annual compensation in excess of $100,000;

                   (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of business;

                   (x) any agreement under which the consequences of a material default or termination could reasonably be expected to have a Material Adverse Effect;

                   (xi) any agreements, contracts or commitments with manufacturers, suppliers, sales representatives, distributors, OEM strategic partners or customers pursuant to which any of the Company and its Subsidiaries recognized annual revenues or annual payments in excess of $100,000; or

                   (xii) any other agreement the performance of which involves consideration in excess of $100,000 for any twelve-month period.

               (b) With respect to each agreement required to be listed in the Disclosure Schedule pursuant to this Section 2.14, except as disclosed in Section 2.5(a) of the Disclosure Schedule, (i) the agreement is the legal, binding and enforceable obligation of the Company or a Subsidiary of the Company, as the case may be, and is or will be at such time in full force and effect in all material respects, except where the failure to be a legal, binding and enforceable obligation of the Company or the Company's Subsidiaries or to be in full force and effect will not have a Material Adverse Effect, (ii) the continuation, validity and enforceability of such agreement immediately after the Closing will not be affected by the consummation of the transactions contemplated by this Agreement, (iii) the Company or the Company's Subsidiary, as the case may be, has performed all material obligations required to be performed by it in connection with such agreements and is not in receipt of any claim of default under any such agreement and
         (iv) none of the Company nor such Subsidiary, as the case may be, has repudiated any material provision of such agreement.

         2.15 LITIGATION. Section 2.15 of the Disclosure Schedule sets forth each instance in which the Company or any Subsidiary of the Company (i) is subject to, or to the Knowledge of Seller is threatened to become subject to, any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party, to any claim, action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any Governmental Entity.

         2.16  EMPLOYEE BENEFITS.

               (a) Section 2.16 of the Disclosure Schedule lists each employee benefit plan that the Company or any Subsidiary of the Company maintains that is not required by statute or regulation (the "EMPLOYEE BENEFIT PLANS").

               (b) To the extent required by applicable Law and GAAP, provisions have been made in the Filter Financial Statements for the full amount of all present liabilities in respect of pension undertakings to be paid to current or former directors, or to officers or other employees of the Company and its Subsidiaries.

               (c) Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law. There are no claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against any Employee Benefit Plan or against the assets of any Employee Benefit Plan. Seller, the Company and each Subsidiary of the Company has performed all obligations required to be performed by it under, are not in default under or violation of, and to the Knowledge of Seller, there has been no default or violation by any other party with respect to, any of the Employee Benefit Plans. All contributions required to be made to any Employee Benefit Plan under applicable Law or the terms of the respective Employee Benefit Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Benefit Plan for the current plan years. Neither the Company nor any of its Subsidiaries maintain or contribute to (and have never contributed to) any multi-employer plan, as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries have actual or potential liabilities under Title IV of ERISA, including under Section 4201 for any complete or partial withdrawal from a multi-employer plan.

               (d) Except as disclosed in the Disclosure Schedule or required by Law, the execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee or officer of Seller, the Company or any Subsidiary of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer or (iii) accelerate the vesting of any stock option or of any shares of restricted stock.

         2.17  ENVIRONMENTAL.

               (a) Except as set forth in the Disclosure Schedule, the Company and each Subsidiary of the Company is and has been in compliance in all material respects with all applicable Environmental Laws.

               (b) The Company and each Subsidiary of the Company has obtained all material Permits relating to the Business required by any applicable Environmental Law and all such Permits are in full force and effect in all material respects. To the Knowledge of Seller, no material capital expenditure is currently required for the Company or any Subsidiary of the Company in relation to environmental matters in order to comply with, extend, renew or obtain any environmental Permit or comply with any Environmental Law.

               (c) None of Seller, the Company nor any Subsidiary of the Company has received any notice from any Governmental Entity advising that the Company or any Subsidiary of the Company is responsible or potentially responsible for response costs or other costs with respect to a release or threatened release of any Hazardous Substance and neither the Company, nor any Subsidiary of the Company have conducted activities which would reasonably be expected to result in such a notice, except to the extent such costs would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, no administrative, civil or criminal actions, including without limitation third-party actions for personal injury or property damage, are pending or, to the Knowledge of Seller, threatened with respect to Environmental Laws against the Company or any Subsidiary of the Company or any of the Real Property with regard or in any manner relating to the time such property has been in the Company's or any such Subsidiary's possession. No judgments, consent orders, consent decrees, stipulations or other restrictions have been entered or applied with respect to Environmental Laws against the Company or any Subsidiary of the Company or at any of the Real Property. None of Seller, the Company or any Subsidiary of the Company has received, nor to the Knowledge of Seller, does there exist, any governmental orders, notifications, notices of violation, or requests for information relating to environmental or health and safety conditions at any of the Real Property with regard or in any manner relating to the time such property has been in the Company's or any such Subsidiary's possession. To the Knowledge of Seller, neither the operation of the Business nor the use or occupation of any of the Real Property violates any Environmental Law, except for such violations as would not result in a Material Adverse Effect.

               (d) Neither the Company nor any Subsidiary of the Company is subject to any, and to the Knowledge of Seller, there is no imminent restriction on the ownership, occupancy, use or transferability of the Company's or such Subsidiary's properties and facilities arising from any (i) Environmental Law or (ii) release, threatened release or disposal of any Hazardous Substance.

               (e) For purposes of this Agreement, (i) "ENVIRONMENTAL LAWS" means any applicable statute, law, ordinance, order, decree or regulation of any Governmental Entity relating to the environment, including air, water or noise pollution, emissions or discharges, public health, employee health, safety or welfare, land use or the production processing, distribution, use, storage, labeling, handling, transportation, treatment or disposition of any Hazardous Substance; and (ii) "HAZARDOUS SUBSTANCE" means materials, wastes or substances regulated by any Environmental Laws.

         2.18  LABOR AND EMPLOYMENT MATTERS.

               (a) Section 2.18 of the Disclosure Schedule identifies all employees and consultants employed or engaged by the Company and its Subsidiaries with annual base salaries greater than $75,000, and sets forth each such individual's rate of pay or annual compensation (and the portions thereof attributable to salary and bonuses, respectively), job title and date of hire. Except as set forth in the Disclosure Schedule, there are no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements (other than employment agreements with employees with annual base salaries less than $100,000 and collective bargaining agreements or any agreement required by Finnish Law) of any nature (whether in writing or not) between the Company (or any Subsidiary of the Company) and any current or former shareholder, officer, director, employee or consultant. None of Seller, the

         Company or any Subsidiary of the Company is delinquent in payments to any of its employees or consultant for any wages, salaries, commissions, bonuses or other compensation for any services. All employees of the Company and its Subsidiaries are located in Finland. Except as otherwise disclosed in the Disclosure Schedule, the collective bargaining agreements to which the Company or any of its Subsidiaries is a party in respect of their employees located in Finland were entered to on and contain terms which are normal and customary for companies engaged in similar activities in Finland. The Business has been and is currently being operated in compliance in all material respects with all applicable laws respecting employment, employment practices, terms and conditions of employment, collective bargaining, equal opportunity, wages and hours and payment of social security or similar amounts. There are no material claims pending or, to the Knowledge of Seller, threatened, between the Company and its Subsidiaries, on the one hand, and any of its employees or unions, on the other hand.

               (b) Section 2.18 of the Disclosure Schedule sets forth all amount of compensation or other payments of value due from or payable by the Company or the Company's Subsidiaries to any employee, consultant or director, the Company or its Subsidiaries as a consequence of either the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

         2.19 INSURANCE. Section 2.19 of the Disclosure Schedule lists and briefly describes each material insurance policy maintained by Seller, the Company and each Subsidiary of the Company with respect to the assets of the Company and its Subsidiaries and sets forth the date of expiration of each such insurance policy. With respect to the Business, there is no material claim by Seller, the Company or any Subsidiary of the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due under all such policies and bonds have been paid, and Seller, the Company and each Subsidiary of the Company is otherwise in full compliance in all material respects with the terms of such policies and bonds. As of the date hereof, none of Seller, the Company or any Subsidiary of the Company has received notice of any, and to the Knowledge of Seller, there is no threatened termination of any of such policies or bonds. All of such insurance policies will be in full force and effect until the Closing Date.

         2.20 INVENTORY. Except for variations not exceeding 5% of total inventory, all inventory of the Company and its Subsidiaries, whether or not reflected in the Filter Financial Statements, consists of a quality and quantity usable and with respect to finished goods only, salable in the ordinary course of business in all material respects, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value. All inventories not written off have been valued on a moving average cost basis.

         2.21 CUSTOMERS AND SUPPLIERS. Section 2.21 of the Disclosure Schedule sets forth (i) a list of the top ten customers (determined by twelve-month trailing revenues from such customers) with respect to the Company and its Subsidiaries and indicating whether or not such customer is a reseller and (ii) a list of the top ten suppliers (determined by twelve-month trailing payables to such suppliers) with respect to the Company and its Subsidiaries, (collectively, the "CUSTOMERS AND SUPPLIERS"). Except as provided in Section 2.21 of the Disclosure Schedule, none of Seller, the Company or any of the Company's Subsidiaries has received any written notice or, to the Knowledge of Seller, any oral threat from any Customer or Supplier, to terminate or cancel its relationship with the Company or the Company's Subsidiaries or to decrease materially its services, supplies or materials to the Company or the Company's Subsidiaries or its usage, purchase or distribution of the services or products of the Company or the Company's Subsidiaries.

         2.22 CHARTER DOCUMENTS, BOOKS AND RECORDS. The Company has heretofore furnished to Buyer a complete and correct copy of the Company's and each of the Company's Subsidiary's articles of incorporation and bylaws or equivalent organizational documents, as amended or restated to the date hereof. Such articles of incorporation and bylaws or equivalent organizational documents are in full force and effect. The minute books and stock record books of the Company and each Subsidiary of the Company, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company and each Subsidiary of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors and committees of the Board of Directors of the Company or the Subsidiaries, as the case may be.

         2.23 ABSENCE OF RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in the Disclosure Schedule, there is no agreement binding upon the Company, any of the Company's Subsidiaries or any of its or their properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the Business as presently conducted. Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has at any time since July 1, 1996 entered into, or agreed to enter into, any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange contracts.

         2.24 PRODUCT WARRANTIES AND RETURNS. Seller has previously provided Buyer with a complete description of the product warranties extended by the Company and the Company's Subsidiaries, in connection with the sale of products or services. Section 2.24 of the Disclosure Schedule contains a summary of all claims paid, outstanding, pending, or to the Knowledge of Seller, threatened since October 31, 2000 with respect to any breach or alleged breach of any warranty relating to any products or services sold which claims are or are alleged to be in excess of $50,000.

         2.25 CERTAIN BUSINESS PRACTICES. As of the date hereof, none of the Company or any Subsidiary of the Company, nor any director, officer, employee or agent of the Company or any of the Company's Subsidiaries, acting on behalf of the Company or any of the Company's Subsidiaries, respectively, has made any unlawful payment to any foreign or domestic government official or to any foreign or domestic political party or campaign, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

         2.26 BROKER'S FEES. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or the Company, except for fees and expenses payable to Dresdner Kleinwort Wasserstein, Inc. which will be paid by Seller.

         2.27 DISCLOSURE. The representation and warranties of the Seller contained in this Agreement (including the Disclosure Schedule), when taken in the aggregate, do not contain any untrue statement of a material fact, and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they are made, not misleading.

         2.28 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Article II, Seller makes no representation or warranty, express or implied, at law or in equity, with respect to Seller, the Company, the Company's Subsidiaries, their respective businesses or financial conditions or any of their respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that the statements contained below are true and correct.

         3.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         3.2 AUTHORIZATION OF TRANSACTION. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by general principles of equity.

         3.3   NONCONTRAVENTION AND CONSENTS.

               (a) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws.

               (b) Except for filings required under the Finnish Act on Competition Restrictions and filings required under the Hart-Scott-Rodino Act, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for Buyer to consummate the transactions contemplated by this Agreement.

         3.4 FINANCING. Buyer has sufficient cash and/or available credit facilities (and has provided Seller with evidence thereof) to pay the Purchase Price, and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

         3.5 BROKERS' FEES. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, except for fees and expenses payable to Needham & Company which will be paid by Buyer.

         3.6 INVESTMENT INTENT. Buyer is purchasing the Company Shares for its own account with the present intention of holding the Company Shares for investment purposes and not with a view to or for sale in connection with any distribution of the Company Shares in violation of any applicable securities law. Buyer will refrain from transferring or otherwise disposing of any of the Company Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

                                   ARTICLE IV
                                    COVENANTS

         The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         4.1 GENERAL. Each of the parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Articles VI and VII hereof) and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Each of the parties will (and Seller will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of Governmental Entities in connection with the matters referred to in Sections 2.5(b) and 3.3(b) hereof. Without limiting the generality of the foregoing, (i) each of the parties will file (and Seller will cause the Company to file) any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and will make (and Seller will cause the Company to make) any further filings pursuant thereto that may be necessary in connection therewith, and (ii) Buyer will (A) make a filing with the Finnish Competition Authority in accordance with the Finnish Act on Competition Restrictions within the statutory time period (7 days) following the signing of this Agreement and, in any event, at or before the close of business in Helsinki, Finland on October 2, 2001 and (B) reinstate such filing with the Finnish Competition Authority at or before the close of business in Helsinki, Finland on October 9, 2001.

         4.2 OPERATION OF BUSINESS. Except as set forth in Section 2.9 of the Disclosure Schedule, between the date hereof and the earlier to occur of the Closing or termination of this Agreement (pursuant to Article IX hereof), the Company and its Subsidiaries shall operate their respective businesses in the ordinary course, consistent with past practice. Except as contemplated by this Agreement, the Company shall not, and Seller (and the Company in the case of any Subsidiary of the Company) will not cause or permit the Company or any Subsidiary of the Company to engage in any practice, take any action or enter into any transaction outside the ordinary course of business. Further, the Company and its Subsidiaries shall, and Seller (and the Company in the case of any Subsidiary of the Company) shall cause the Company and its Subsidiaries to, act in a commercially reasonable manner to mitigate any losses to, or exposure to losses of, the Company and its Subsidiaries with respect to the matters described in Section 2.8(b)(1) of the Disclosure Schedule. Without limiting the generality of the foregoing, without the prior written consent of Buyer which will not be unreasonably withheld or delayed, the Company shall not, and Seller (and the Company in the case of any Subsidiary of the Company) will not cause or permit the Company or any Subsidiary of the Company to:

                   (i) other than the patents set forth in Schedule 5.5.1 and as set forth in Section 4.6 of this Agreement, sell, lease, transfer or assign any material assets, tangible or intangible, outside the ordinary course of business;

                   (ii) other than as described in Section 5.7 with respect to the potential re-pricing of the "Cowboy Program" with Nokia, enter into any material agreement, contract, lease, or license outside the ordinary course of business;

                   (iii) accelerate, terminate, make material modifications to, or cancel any material agreement, contract, lease, or license to which either the Company or a Subsidiary of the Company is a party or by which it is bound;

                   (iv) impose any Security Interest upon any of its material assets, tangible or intangible;

                   (v) make any material capital expenditures outside the
               ordinary course of business;

                   (vi) make any capital investment in, or any loan to, any other Person outside the ordinary course of business;

                   (vii) incur or assume any long-term or short-term debt or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person (other than in respect of the Company, Subsidiaries of the Company), or (iii) make any loans, advances or capital contributions to, or investments in any other Person (other than in respect of the Company, to Subsidiaries of the Company);

                   (viii) change or authorize any change in the charter, bylaws or similar organizational documents of the Company or any Subsidiary of the Company, except that Seller may take any and all action necessary to change the name of the Company and any of its Subsidiaries to remove the word "ADC" from the name of the Company or such Subsidiary;

                   (ix) issue, sell,or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

                   (x) except as contemplated by Section 4.6 hereof, declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock;

                   (xi) make any loan to, or enter into any other transaction with, any of its directors, officers and employees outside the ordinary course of business;

                   (xii) enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement outside the ordinary course of business;

                   (xiii) grant any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

                   (xiv) adopt, amend, modify, or terminate any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan) outside the ordinary course of business;

                   (xv) make any other material change in employment terms for any of its directors, officers and employees outside the ordinary course of business other than any change required by law or collective bargaining agreements;

                   (xvi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

                   (xvii) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP;

                   (xviii) make any Tax election or settle or compromise any
               federal, state, local or foreign income tax liability or agree to an extension of any applicable statute of limitations;

                   (xix) other than the patents set forth in Schedule 5.5.1, sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Intellectual Property Rights, or amend or modify in any material way any existing agreements with respect to any Intellectual Property Rights, including Third Party Intellectual Rights, in each case outside the ordinary course of business;

                   (xx) engage in any transaction,or enter into any agreement, arrangement or understanding with, directly or indirectly, any related party outside the ordinary course of business, other than those contemplated pursuant to the terms of this Agreement;

                   (xxi) settle any material litigation or waive, assign or release any material rights or claims outside the ordinary course of business;

                   (xxii) except as contemplated by Section 4.6 hereof, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business;

                   (xxiii) sell any product relating to the filter business to
               ADC Netherlands BV for resale to third parties, or other than as provided by Section 6.6 hereof, pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) to any affiliate;

                   (xxiv) fail to renew or maintain in full force and effect all insurance policies, as the case may be, currently in effect or fail to pay any insurance premiums when due thereon; and

                  (xxv)   commit to any of the foregoing.

         4.3 FULL ACCESS. Seller will permit, and Seller will cause the Company and each Subsidiary of the Company to permit, representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Business. Any and all information concerning the Business that is not already generally available to the public obtained by Buyer pursuant to this Section 4.3 shall be kept confidential in accordance with the confidentiality agreement dated as of May 8, 2001 between Buyer and Seller.

         4.4 EXCLUSIVITY. Until the earlier to occur of the Closing or the termination of this Agreement, Seller will not (and Seller will not cause or permit the Company or any Subsidiary of the Company to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock, assets or Intellectual Property Rights of the Company and its Subsidiaries (including, in each case, any transaction structured as a merger, consolidation, share exchange or non-ordinary course license for material Intellectual Property Rights) (an "ACQUISITION PROPOSAL") or participate or engage in communications, discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal or which might reasonably be expected to result in an Acquisition Proposal. Until the earlier to occur of the Closing or the termination of this Agreement, none of Seller as sole shareholder of the Company or the Board of Directors of the Company shall approve, or propose to approve, any Acquisition Proposal other than the transactions contemplated by this Agreement.

         4.5 UPDATING OF DISCLOSURE SCHEDULE. Seller shall be permitted to amend the Disclosure Schedule to reflect any changes which individually or in the aggregate do not result in a Material Adverse Effect in the Disclosure Schedule for events or occurrences arising after the date hereof (and shall deliver to Buyer an amended Disclosure Schedule no later than five (5) business days prior to the Closing).

         4.6   ACTIONS BY SELLER.


               (a) On or before October 1, 2001, Seller shall take any and all action necessary to cause all of the right, title and interest of the Company or any of its Subsidiaries in and to any accounts receivable, equipment and other assets that relate solely to the tower top business (the "TTP ASSETS") and liabilities arising in connection with the TTP Assets, in each case as identified in Schedule 4.6, to be transferred, assigned, conveyed or sold to Seller or its Subsidiaries (other than the Company and its Subsidiaries) (the "TTP TRANSFER").

               (b) On or before October 1, 2001, any employees of the Company or its Subsidiaries who devote more than fifty percent (50%) of their time to the tower top business (such employees being identified in Schedule 4.6) shall also be transferred to Seller or its Subsidiaries (other than the Company and its Subsidiaries).

               (c) The Company and its Subsidiaries shall not be entitled to receive any consideration in connection with the TTP Transfer as long as the gross book value of the tangible TTP Assets comprising equipment and personal property other than inventory (the "NON-INVENTORY TOWER TOP ASSETS") does not exceed $405,000, if the gross book value of the Non-Inventory Tower Top Assets exceeds $405,000, Seller shall promptly pay to Buyer, by wire transfer of immediately available funds, an amount equal to (i) the gross book value of such Non-Inventory Tower Top Assets, less (ii) $405,000.

               (d) Notwithstanding the provisions of subsection (c) above, if Seller or any of its Subsidiaries determines to pay the Company or any of its Subsidiaries in cash for the TTP Transfer (the "TTP ASSET PAYMENT"), then Seller or its Subsidiaries shall be entitled to a payment from the Company or its Subsidiaries (the "REPATRIATION PAYMENT") equal to the amount of (i) the TTP Asset Payment, less (ii) the sum of (A) the amount of any Tax payable by Buyer, the Company or its Subsidiaries with respect to either the TTP Asset Payment or the Repatriation Payment and (B) less the amount by which the gross book value of the Non-Inventory Tower Top Assets subject to the TTP Transfer exceeds $405,000 (the sum of (A) and (B), the "REMAINING FUNDS").

               (e) From and after the date hereof, Seller shall not cause the Company or any of the Company's Subsidiaries to purchase inventory or capital equipment which is to be used in the tower top business or to use cash of the Company or its Subsidiaries to pay liabilities related to the tower top business except to the extent those liabilities are due and payable at or prior to October 1, 2001.

               (f) The Repatriation Payment may be made by way of a dividend payment, the retirement of any debt owed by the Company or its Subsidiaries to Seller or its affiliates, or in any other manner not materially prejudicial to the Company and its

         Subsidiaries (after taking into account the amount of the Remaining Funds and any indemnification available pursuant to Section 8.1(d) of this Agreement).

         4.7 FINANCING. Buyer will maintain sufficient cash and/or available credit facilities to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V
                                OTHER AGREEMENTS

         5.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Article VIII hereof).

         5.2   EMPLOYEE BENEFITS.

               (a) For the purpose of this Section 5.2, the term "EMPLOYEE" shall mean and refer to each individual who has an employer/employee relationship with the Company or any of its Subsidiaries in Finland on the Closing Date unless a contrary intention shall be herein expressed.

               (b) The parties hereto expressly acknowledge and agree that (i) except as otherwise disclosed in the Disclosure Schedule or arising as a result of the transactions contemplated by Section 4.6 hereof, the consummation of the transaction contemplated hereby does not affect the rights and obligations of the Employees to the Company or any Subsidiary of the Company, or the rights and obligations of the Company or any Subsidiary of the Company to the Employees, nor does the entry into this Agreement or the consummation of the transaction contemplated hereby create any obligations for Seller or Buyer to the Employees and that (ii) as of the Closing Date, the Company and each Subsidiary of the Company shall cease to be a participating employer of and shall cease making contributions or otherwise providing benefits under all compensation and benefit programs of Seller, including, but not limited to, Seller's Global Employee Stock Purchase Plan, all Seller incentive plans and all Seller stock option programs. The parties hereto shall jointly in a form and manner agreed upon inform the Employees of the entry into this Agreement.

               (c) This Section 5.2 shall not create any third party beneficiary rights nor shall it inure to the benefit of nor shall it be enforceable by any employee or any Person representing the interests of employees. This Section 5.2 is solely an agreement between and for the benefit of Seller and Buyer and shall be enforceable only by them.

         5.3 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters prior to and following the Closing Date:

               (a) Liability for Taxes and Tax Returns.

                   (i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and each Subsidiary on or prior to the Closing Date and Seller shall remit or cause the Company to remit the Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company and each Subsidiary after the Closing Date and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns subject to the following sentences of this Section 5.3(a)(i). With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence that relate to taxable years or periods or a portion thereof ending on or before the Closing Date (x) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including, without limitation, a position which would have the effect of accelerating income to periods for which Seller is liable or deferring deductions to periods for which Buyer is liable) and such Tax Returns shall be submitted to Seller not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Seller, which approval shall be granted unless such Tax Returns are inconsistent with this Section 5.3(a), shall be deemed granted if Seller has not objected within ten (10) business days and, in any event shall not be unreasonably withheld or delayed, and (y) in no event shall Buyer be responsible for a greater amount of Taxes with respect to activity occurring prior to the Closing Date than had been accrued on the Closing Date Balance Sheet. In the event that the Taxes with respect to activity occurring prior to the Closing Date are less than the reserve for Taxes included in the Closing Date Balance Sheet, Buyer shall promptly remit to Seller, by wire transfer of immediately available funds, cash in an amount equal to the amount of such reserve less the amount of such Taxes.

                   (ii) None of Buyer or any affiliate of Buyer shall (or shall cause or permit the Company or any of its Subsidiaries to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company or any of its Subsidiaries with respect to any taxable year or period ending on or before the Closing Date or make or rescind (or permit to be made or rescinded) at or after the Closing any express or deemed election or take any other action relating to Taxes of the Company or its Subsidiaries (other than the Section 338 Election described in clause (iii) below) that will increase the Tax liability of Seller or (for taxable periods ending on, before or including the Closing Date) any Tax liability of the Company or any of its Subsidiaries without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

                   (iii)   Buyer shall be entitled to make an election under
               Section 338 of the Code, and may make a corresponding election under any similar provision of state or foreign law relating to the purchase of the Company Shares in such manner as would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company or any of its Subsidiaries for Tax purposes, but only if such election is made for the Company and all of its Subsidiaries (the "SECTION 338 ELECTION").

                   (iv) Notwithstanding anything herein to the contrary, Seller shall not be liable for or pay and shall not indemnify Buyer against any Taxes of Buyer, the Company or its Subsidiaries that result from any actual or deemed Section 338 Election.

                   (v) Buyer shall be liable for and shall pay any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the sale of the Company Shares pursuant to this Agreement, together with any penalties or interest with respect to such taxes.

                   (vi) Seller shall be liable for and shall pay any tax imposed on the Company and its Subsidiaries or Buyer (net of any tax benefit) relating to the stock options held by employees of the Company and its Subsidiaries that were granted by Seller, the Company or any Subsidiary of the Company prior to the Closing. In the event that, after the Closing, Seller is required to withhold any taxes from any employee of the Company or its Subsidiaries, relating to stock options granted by Seller, upon the request of Seller, the Company shall remit such taxes to the appropriate Finnish Tax authority on behalf of Seller or such employee as the case may be.

               (b) Cooperation. Seller and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing to Buyer or Seller copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities and the originals of such documents where available to Seller or Buyer, as the case may be, and reasonably requested by the other (provided, that the non-requesting party may maintain copies of such originals). Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Seller or Buyer, upon written request by the other, will provide such factual information reasonably necessary for filing Tax Returns, Tax planning and contesting any Tax audit that Buyer or Seller, as the case may be, possesses as the requesting party may reasonably request with respect to the Company.

               (c) Definitions. For purposes of the Agreement,"TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

               (d) Notwithstanding the foregoing, Buyer and Seller agree to allocate $49,850,000 of the Purchase Price to the Company Shares and $250,000 of the Purchase Price to Seller's agreement not to compete.

               (e) Neither Seller nor Buyer nor any of their respective affiliates or representatives shall take any position on any Tax Return or with any taxing authority or in any judicial proceeding that is inconsistent with Section 5.3 (d). Buyer and Seller each agree to timely notify the other party, and to timely provide such other party with assistance, in the event of an examination, audit or other proceeding regarding the allocation set forth in Section 5.3(d).

         5.4 RETIRING DIRECTORS. At the next annual general meeting of the Company, Buyer shall take any and all action necessary to provide that those directors and managing directors of the Company and its Subsidiaries who have resigned or been replaced in connection with this transaction are granted discharge from liability for their management and administration until the Closing Date (or earlier date of their resignation or replacement); provided, however, that the auditors of the Company in their reports for the relevant period do not recommend against such discharge.

         5.5 INTELLECTUAL PROPERTY. Buyer acknowledges and agrees that the patents set forth in Schedule 5.5.1 shall be maintained by Seller. Seller acknowledges and agrees that the patents set forth in Schedule 5.5.2 shall be maintained by ADC Telecommunications Oy, a Subsidiary of the Company.

         5.6   AGREEMENT NOT TO COMPETE.

               (a) For a period of five (5) years from and after the Closing Date, neither Seller nor any of its majority-owned Subsidiaries will, other than in the performance of Seller's obligations under this Agreement and the License Agreement, directly or indirectly (i) manufacture or design for third Persons, distribute, sell, offer for sale or promote products that directly and materially compete with products within the Solitra Exclusive Field of Use (as defined in the License Agreement) (the "PROTECTED BUSINESS"), or (ii) own, manage, operate, join, control, or participate in the ownership, management, operation or control of, any Person who or which at any relevant time during such period is engaged in any business directly and materially competing with the Protected Business. Nothing in this Section 5.6 shall prohibit Seller or any of its Subsidiaries from manufacturing, distributing, designing, selling, offering or promoting any products that may be used in more than one application (even if one of such applications is within the Protected Business) so long as such activities are not directed by Seller, whether by design of the product or marketing efforts, at the Solitra Exclusive Field of Use (as defined in the License Agreement). Nothing contained herein shall prevent Seller or any of its affiliates from owning securities in any entity that may be engaged in the Protected Business, but only to the extent Seller and its affiliates, collectively, do not own, of record or beneficially, more than (x) 5% of the outstanding beneficial ownership of any publicly traded corporation or (y) fifteen percent (15%) of the outstanding beneficial ownership of any other entity.

               (b) Nothing in this Agreement is to be construed as limiting (x) Seller's or its Subsidiaries' ability to conduct, or requiring Seller or its Subsidiaries to alter the manner in which they conduct, any business existing prior to the Closing other than the Protected Business or (y) continued ownership by Seller or any of its affiliates of outstanding securities of any entity owned by Seller or such affiliate as of the Closing Date. Buyer acknowledges that Seller and its affiliates will be providing services to, and selling products to, customers of the Protected Business. Further, notwithstanding anything in this Agreement to the contrary, Seller or any of its affiliates may acquire an entity that engages in activities that would otherwise be prohibited by this Section 5.6 (a "COMPETITIVE BUSINESS") if (i) at the time of such acquisition, the aggregate sales attributable to the Competitive Business of such entity as reflected in the most recently completed fiscal year of the entity to be acquired for which financial statements are then available are less than the greater of $25,000,000 or 25% of the total sales of such entity for such fiscal year and (ii) Seller, or its affiliates, as the case may be, ceases to engage in such Competitive Business within one (1) year after the consummation of the transaction or as soon as practicable thereafter. Finally, in the event all of the capital stock of Seller is acquired by a third party, the provisions of this Section 5.6 shall not apply to the acquirer (but the provisions shall continue with respect to Seller and its Subsidiaries).

               (c) For a period commencing upon expiration of the term of the Transition Manufacturing Agreement and ending five (5) years from and after the Closing Date, neither Seller nor any of its majority-owned Subsidiaries will operate a manufacturing plant for the production of tower top products in the country of Finland; PROVIDED, HOWEVER, that Seller and its majority-owned Subsidiaries shall not be prohibited from operating any facility which designs tower top products (such design facilities being allowed to make proto-types of products) in the country of Finland or otherwise employing engineers in connection with the tower top business in the country of Finland.

               (d) For a period of two (2) years from the Closing Date, none of Seller or any of Seller's majority-owned Subsidiaries may recruit, solicit or induce, or attempt to recruit, solicit or induce, or cause any third party to recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee or employees of the Company or any of its Subsidiaries to terminate their employment with, or otherwise cease their relationship with the Company or such Subsidiary. Further, for a period of two (2) years from the Closing Date, none of Seller or any of Seller's majority-owned Subsidiaries may hire or cause any third party to hire any employee or employees of the Company or any of its Subsidiaries. Notwithstanding the foregoing, Seller or any of Seller's majority-owned Subsidiaries may solicit the employment of any employee of the Company or any Subsidiary of the Company whose employment has been terminated by the Company or any Subsidiary of the Company.

               (e) For a period of two (2) years from the Closing Date, none of Buyer, any majority-owned Subsidiary of Buyer, the Company or any Subsidiary of the Company may recruit, solicit or induce, or attempt to recruit, solicit or induce, or cause any third party to recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee or employees who were transferred to Seller (or a Subsidiary of Seller) in connection with the transfer of the TTP Assets (each a "TTP EMPLOYEE") to terminate their employment with, or otherwise cease their relationship with Seller or such Subsidiary. Further, for a period of two (2) years from the Closing Date, none of Buyer, any majority-owned Subsidiary of Buyer, the Company or any Subsidiary of the Company may hire or cause any third party to hire any TTP Employee. Notwithstanding the foregoing, Buyer, any majority-owned Subsidiary of Buyer, the Company or any Subsidiary of the Company may solicit the employment of any TTP Employee whose employment has been terminated by Seller or any Subsidiary of Seller or, with respect only to TTP Employees engaging in manufacturing activities, who decline Seller's offer of continued employment in a Seller manufacturing facility located outside of the City of Oulu, Finland.

               (f) If Buyer or the Company stops offering products within the Protected Business within the five (5) year period provided in this
         Section 5.6, the provisions of this Section 5.6 shall terminate immediately.

               (g) In the event a party shall violate any legally enforceable provision of this Section 5.6 as to which there is a specific time period during which such party is prohibited from taking certain actions or from engaging in certain activities, as set forth in this
         Section 5.6, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

         5.7 PRE-CLOSING ACCESS. Buyer understands that Seller is currently in discussions with Nokia with respect to a proposal to re-price the "Cowboy Program," which discussions may be completed prior to Closing. During the period commencing immediately after the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement (pursuant to Article IX hereof), Seller, the Company and the Company's Subsidiaries will permit representatives of Buyer reasonable access to the Company's premises related to the filter business and to reasonably observe activities relating to the maintenance of major customer relations with the filter business so as to prepare for the transition of these relationships pending the Closing and Buyer shall use its good faith efforts not to disrupt the operation of the business of the Company and its Subsidiaries in the ordinary course. Specifically, Seller will permit Buyer (i) subject to receipt of any necessary consent from Nokia (which Seller will use its commercially reasonable efforts to obtain promptly) to provide input to the Company and its Subsidiaries and review with the Company's and its Subsidiaries' their cost reduction roadmaps for Nokia on current products related to the filter business; (ii) to review with the Company and its Subsidiaries any significant contractual commitments for the filter business made after the date hereof and prior to Closing or the termination of this Agreement (pursuant to Article IX hereof), including material bids and proposals (other than purchase orders for products received in the ordinary course of business); and (iii) to review with the Company and its Subsidiaries all new material business opportunities for the filter business and all material commitments of resources to such business opportunities.

         5.8 FINANCIAL STATEMENT MATTERS. Seller agrees that it shall bear any and all fees and expenses of Seller's independent accountants incurred in connection with the preparation of audited financial statements pursuant to
Section 6.15 hereof.

                                   ARTICLE VI
                        CONDITIONS TO OBLIGATION OF BUYER

         The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         6.1 COVENANTS AND REPRESENTATIONS AND WARRANTIES. Seller shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; each of the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), except for any inaccuracies therein, which do not reflect a Material Adverse Effect; and Buyer shall have received a certificate signed on behalf of Seller by one of its officers to that effect.

         6.2 INJUNCTIONS AND OTHER COURT ACTIONS. There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

         6.3 GOVERNMENTAL APPROVALS. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the Finnish Act on Competition Restrictions shall have expired or otherwise been terminated and Seller and the Company shall have received all other authorizations, consents, and approvals or waivers to obtain such approvals of Governmental Entities referred to in Section 2.5(b) of the Disclosure Schedule.

         6.4 LICENSE AGREEMENT. Seller and ADC Telecommunications Oy, a Subsidiary of the Company, shall have entered into the License Agreement, which License Agreement shall remain in effect, whereby Seller will grant to ADC Telecommunications Oy certain rights to the ADC Licensed Patents (as defined in the License Agreement), and whereby ADC Telecommunications Oy will grant to Seller and its Subsidiaries certain rights to the Solitra Licensed Patents (as defined in the License Agreement).

         6.5 TRANSFER OF TTP ASSETS TO THE COMPANY. Seller shall have transferred the TTP Assets and the liabilities arising in connection with the TTP Assets to a subsidiary of Seller other than the Company and its Subsidiaries.

         6.6 INTERCOMPANY INDEBTEDNESS. At or prior to the Closing, the Company and its Subsidiaries shall have settled or Seller shall have otherwise caused the outstanding balance on any intercompany note executed by the Company or its Subsidiaries and any other outstanding indebtedness owed by the Company and its Subsidiaries to Seller and any of its affiliates to no longer be a liability of the Company or any Subsidiary of the Company, as the case may be; PROVIDED, THAT, except as provided in Section 4.6 hereof, in no event shall the cash or any other assets of the Company or any of its Subsidiaries, other than intercompany receivables, be used to repay any such indebtedness.

         6.7 APPROVALS AND CONSENTS. Seller and the Company shall have obtained, or cause to be obtained, each consent and approval referred to in
Section 2.5 of this Agreement in form and substance reasonably acceptable to Buyer.

         6.8 SAP TRANSITION AGREEMENT. Seller and the Company shall have entered into a SAP transition agreement containing the principal terms set forth in Exhibit C attached hereto, whereby Seller will contribute MIS transition assistance and continuing operational support to the Company for a period of six months from the Closing Date.

         6.9 TRANSITION MANUFACTURING AGREEMENT. Seller and the Company shall have entered into a TTP transitional manufacturing and supply agreement containing the principal terms set forth in Exhibit D attached hereto, whereby during the transfer of manufacturing capability from Buyer to Seller, the Company will provide space and certain services such that Seller may continue to manufacture TTP products at the Company's facilities for a period of up to six months from Closing.

         6.10 DISCLOSURE SCHEDULE. Buyer shall be satisfied, in its reasonable discretion, with the changes, if any, made to the Disclosure Schedule delivered on the date hereof that appear on the final Disclosure Schedule provided by Seller pursuant to Section 4.5 of this Agreement.

         6.11 OFFICERS AND DIRECTORS. Each of the officers and directors of the Company prior to the Closing Date shall have submitted a written resignation, without additional consideration, effective as of the Closing.

         6.12 NO MATERIAL ADVERSE EFFECT. From and including the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect; provided, that the parties agree that the matters described in Section 2.8(b)(l) of the Disclosure Schedule shall not be deemed to constitute a Material Adverse Effect.

         6.13 OPINION OF COUNSEL TO THE COMPANY. Buyer shall have received the opinion of counsel to Seller, dated as of the Closing Date, substantially in the form of Exhibit E attached hereto.

         6.14 ADC SOLITRA, INC. At or prior to Closing, Seller shall have caused the dissolution of ADC Solitra, Inc. and the assumption of all its liabilities by, or the transfer of all of the outstanding shares to, Seller or Seller's affiliates other than the Company and its Subsidiaries.

         6.15 FINANCIAL STATEMENTS. Buyer shall have received the financial statements set forth on Exhibit F hereto.

         6.16 WAIVER. Buyer may waive any condition specified in this Article VI at or prior to the Closing.

                                   ARTICLE VII
                       CONDITIONS TO OBLIGATION OF SELLER

         The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         7.1 COVENANTS AND REPRESENTATIONS AND WARRANTIES. Buyer shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date; and Seller shall have received a certificate signed on behalf of Buyer by one of its officers to that effect.

         7.2 INJUNCTIONS AND OTHER COURT ACTIONS. There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

         7.3 GOVERNMENTAL APPROVALS. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act and the Finnish Act on - Competition Restrictions shall have expired or otherwise been terminated.

         7.4 LICENSE AGREEMENT. Seller and ADC Telecommunications Oy, a Subsidiary of the Company, shall have entered into the License Agreement, which License Agreement shall remain in effect, whereby Seller will grant to ADC Telecommunications Oy certain rights to the ADC Licensed Patents (as defined in the License Agreement), and whereby ADC Telecommunications Oy will grant to Seller and its Subsidiaries certain rights to the Solitra Licensed Patents (as defined in the License Agreement).

         7.5 SAP TRANSITION AGREEMENT. Seller and the Company shall have entered into a SAP transition agreement containing the principal terms set forth in Exhibit C attached hereto, whereby Seller will contribute MIS transition assistance and continuing operational support to the Company for a period of six months from the Closing Date.

         7.6 TRANSITION MANUFACTURING AGREEMENT. Seller and the Company shall have entered into a TTP transitional manufacturing agreement containing the principal terms set forth in Exhibit D attached hereto, whereby during the transfer of manufacturing capability from Buyer to Seller, the Company will provide space and certain services such that Seller may continue to manufacture TTP products at the Company's facilities for a period of up to six months from Closing.

         7.7 WAIVER. Seller may waive any condition specified in this Article VII at or prior to the Closing.


                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 INDEMNIFICATION BY SELLER. Seller shall indemnify and defend Buyer from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) (collectively, "LOSSES"), arising out of or based upon:

               (a) any misrepresentation in or breach of any representation or warranty of Seller set forth in this Agreement, the Disclosure Schedule or any closing certificate delivered to Buyer pursuant to this Agreement;

               (b) any nonfulfillment in any material respect of any covenant, agreement or other obligation of Seller or (in respect of matters prior to Closing) the Company, in each case as set forth in this Agreement;

               (c) any third party claim for products liability relating to inherent defects of any products of the Company or its Subsidiaries which have been manufactured and/or sold prior to the Closing, other than claims as reserved in the appropriate financial statements of the Company and its Subsidiaries; and

               (d) with respect to Section 4.6 of this Agreement, (x) any amounts payable to Buyer with respect to the TTP Transfer and (y) any Taxes incurred by Buyer, the Company or its Subsidiaries as a consequence of either the TTP Transfer or the Repatriation Payment; but in all cases the amount of indemnification due shall be subject to deduction for the amount of the Remaining Funds.

         8.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify and defend Seller from and against any and all Losses arising out of, based upon or relating to:

               (a) any misrepresentation in or breach of any representation or warranty of Buyer set forth in this Agreement, the Disclosure Schedule or closing certificate delivered to Seller pursuant to this Agreement; and

               (b) any nonfulfillment in any material respect of any covenant, agreement or other obligation of Buyer or (in respect of matters after the Closing) the Company, in each case as set forth in this Agreement.

         8.3   THIRD PARTY CLAIMS.

               (a) If any third party shall notify either party (the "INDEMNIFIED PARTY"), with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against the other party (the "INDEMNIFYING PARTY") under this Article VIII, then the Indemnified Party shall promptly (and in any event within fifteen
         (15) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement except to the extent the Indemnifying Party thereby is prejudiced.

               (b) The Indemnifying Party shall have the right to assume and control the defense of the Third Party Claim with counsel of its own choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party notifies the Indemnified Party of such defense in writing within twenty (20) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

               (c) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with
         Section 8.3(b), (i) the Indemnifying

         Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not to be unreasonably withheld or delayed).

               (d) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claims in accordance with
         Section 8.3(b), the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably deems appropriate (and the Indemnified Party need not consult with or obtain any consent from the Indemnifying Party in connection therewith).

         8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each party contained in this Agreement shall survive the Closing Date for a period of twelve (12) months, except that (a) claims under
Section 8.1(c) of this Agreement shall survive the Closing Date for a period of eighteen (18) months, and (b) claims which arise out of or relate to the matters set forth in Sections 2.11 (Tax Matters) and 2.17 (Environmental) hereof shall survive for the full period of the applicable statute of limitations. Any claim for indemnity under Sections 8.1 or 8.2 hereof shall be asserted in writing, setting forth in reasonable detail the identity, nature and amount of losses and delivered to the party providing indemnification promptly after the occurrence of such Loss, but in any event prior to the expiration of the applicable survival period.

         8.5 INDEMNIFICATION LIMITATIONS. Other than in respect of claims which arise out of or relate to the matters set forth in Section 1.2(b) (Purchase Price Adjustment), Section 2.11 (Tax Matters), Section 5.3 (Tax Matters) or Section 8.1(d) (Transfer of TTP Assets) hereof or which are listed on Schedule 8.5 which shall not be subject to any minimum aggregate amount of claim, Buyer may not assert any claim for Losses under Section 8.1 hereof until the aggregate amount of such claims under this Agreement exceed $750,000, and then Buyer may only assert claims for the excess of such claims over $750,000 (the "BASKET"). The aggregate liability of Seller for all claims of Losses under
Section 8.1 shall not exceed 15% of the Purchase Price; provided, that such limit does not apply in the event of an intentional or fraudulent misrepresentation or Losses arising out of or relating to Sections 2.11 (Tax Matters) and 5.3 (Tax Matters). Notwithstanding any provision herein to the contrary, Seller shall not have any indemnification obligation hereunder arising in connection with the matters set forth in Section 2.8(b)(l) of the Disclosure Schedule (including, without limitation, any claim that the Company or its Subsidiaries did not act, or Seller did not cause the Company or its Subsidiaries to act, in a commercially reasonable matter to mitigate any losses or exposure to losses), or for any breach of a representation or warranty of Seller hereunder to the extent Buyer has actual knowledge of such breach of representation or warranty, or the specific facts or circumstances giving rise to such breach, on the Closing Date. Buyer shall not be entitled to make any claim for a Loss to the extent that a provision or allowance for the Loss has been made in the applicable Financial Statements or to the extent the Loss is otherwise accounted for or reflected in the applicable Financial Statements. For purposes of this Agreement, a liability that is contingent shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable; provided, however, that this sentence shall not preclude a party from asserting its right to indemnification under this Article VIII prior to the time such contingent liability becomes an actual liability. All Losses recoverable by an Indemnified Party under Section 8.1 or 8.2 shall be net of any tax benefits and insurance proceeds received by the Indemnified Party or the insurance proceeds which would have been recoverable had the insurance coverage set forth in the Disclosure Schedule been continued. For purposes of determining the amount of any tax benefit pursuant to the preceding sentence, the marginal combined federal and state income tax rate of Buyer shall be deemed to be 40%. All indemnification payments made under this Article VIII shall be deemed an adjustment to the Purchase Price unless otherwise required by law.

         8.6 EXCLUSION OF LIABILITIES. Notwithstanding any other provision of this Agreement, Seller acknowledges and agrees that Seller shall retain and maintain full liability, obligation and commitment for satisfaction of, and Buyer, the Company and each of the Company's Subsidiaries shall not have any liability, obligation or commitment for, any and all liabilities for claims or losses arising in respect of retention bonuses, change in control payments and the termination of vested or unvested options or warrants issued to or held by any employee, officer, director or consultant of or to the Company and its Subsidiaries in respect of matters or events occurring prior to Closing, and which were granted by Seller or the Company or any affiliate of the Company prior to the Closing.

         8.7 EXCLUSIVE REMEDY. Buyer and Seller hereby acknowledge and agree that, from and after the Closing, their sole remedy with respect to any and all claims (other than fraud) arising under this Agreement shall be pursuant to this
Article VIII. In furtherance of the foregoing, Buyer and Seller hereby waive, from and after the Closing, to the fullest extent permitted by law, any and all other rights, claims and causes of action it may have against the other party under this Agreement, except for rights, claims and courses of action provided for in this Article VIII. Buyer and Seller agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to any injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the necessity of posting a bond in connection therewith, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, nothing herein shall prevent either Buyer or Seller from bringing an action based upon allegations of fraud with respect to the other in connection with this Agreement or any certificate delivered pursuant hereto.

         8.8 LOST PROFITS AND SPECIAL DAMAGES. Notwithstanding any other provisions of this Agreement to the contrary, neither Seller nor Buyer shall be required to indemnify or otherwise protect the other party for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, incidental, special, exemplary, indirect or consequential damages.

         8.9 NO DOUBLE RECOVERY. To the extent that a Loss occurs and the amount of such Loss was taken into account in connection with determining any adjustment to the Purchase Price pursuant to the provisions of Section 1.2(b) of this Agreement, Seller shall not be required to provide indemnification for the amount of the Loss, and Buyer shall not be entitled to seek indemnification for such Loss under this Article VIII or to include such Loss in the Basket under Section 8.5 of this Agreement. To the extent that a Loss occurs for which Seller provides indemnification to Buyer under this Article VIII, then Buyer shall not be entitled to take the amount of such Loss into account in determining the amount of any adjustment to the Purchase Price pursuant to the provisions of Section 1.2(b) of this Agreement.

                                   ARTICLE IX
                                   TERMINATION

         9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing Date as follows:

               (a) by mutual written consent of Buyer and Seller;

               (b) by Buyer by giving written notice to Seller at any time prior to the Closing in the event Seller has materially breached any representation, warranty or covenant contained in this Agreement such that the conditions specified in Article VI will not be satisfied;

               (c) by Seller by giving written notice to Buyer at any time prior to the Closing in the event Buyer has materially breached any representation, warranty or covenant contained in this Agreement such that the conditions specified in Article VII will not be satisfied; and

               (d) by either Seller or Buyer if (i) the Closing does not occur on or prior to the close of business on November 7, 2001; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this
         Section 9.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date (which proviso shall not be applicable with respect to any discretionary right of a party as expressly provided in this Agreement); or (ii) any Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable. Notwithstanding the foregoing, each of Seller and Buyer shall take or cause to be taken all appropriate and reasonable commercial efforts to achieve a Closing on or before October 31, 2001.

         9.2 EFFECT OF TERMINATION. If either party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of such party to the other party (except for any liability of a party then in breach); provided, however, that the last sentence of Section 4.3 (Confidentiality), and Sections 10.1 (Press Releases and Public Announcements), 10.8 (Governing Law) and 10.11 (Expenses) shall survive indefinitely. Buyer and Seller hereby agree that in the event that either Buyer or Seller terminates this Agreement pursuant to Section 9.1 because one of the conditions set forth in Article VI in the case of Buyer, or in
Article VII in the case of Seller, has not been satisfied, then

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the parties shall only disclose that this Agreement has been terminated because the conditions to Closing have not been satisfied, and shall not disclose either which condition(s) were not satisfied or the reasons why the condition(s) were not be satisfied. Nothing in the foregoing sentence shall in any manner prohibit or restrict disclosure necessary for judicial or arbitral proceedings commenced by any party with respect to either the enforcement or interpretation of this Agreement or any party's failure to satisfy any particular condition to close contained in this Agreement.

                                   ARTICLE X
                                  MISCELLANEOUS

         10.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party, prior to making the disclosure, shall, if reasonable under the circumstances, advise the other party and give it a reasonable opportunity to comment thereon).

         10.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

         10.3 ENTIRE AGREEMENT. This Agreement(including the documents referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         10.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller.

         10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         10.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when delivered personally, one business day after being delivered to an overnight courier or when telecopied (with a confirming copy sent by overnight courier) or two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (or at such other address for a party as shall be specified by like notice):

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         If to Seller and the Company (prior to Closing):

         ADC Telecommunications, Inc.
         13625 Technology Drive
         Eden Prairie, MN 55344-2252
         Attention: General Counsel
         Facsimile: (952) 917 0637

         Copy to:

         Dorsey & Whitney LLP
         50 South Sixth Street
         Minneapolis, MN 55402
         Attention: Robert A. Rosenbaum
         Facsimile: (612) 340-7800

         If to Buyer and the Company (subsequent to Closing):

         REMEC, Inc.
         9404 Chesapeake Drive
         San Diego, CA  92120
         Attention: Chief Executive Officer
         Facsimile: (949) 831-2753

         Copy to:

         Heller Ehrman White & McAuliffe LLP
         333 Bush Street
         San Francisco, CA  94104-2878
         Attention: Victor A. Hebert
         Facsimile: (415) 772-6268

         10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         10.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Seller and the Company. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

         10.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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         10.11 EXPENSES. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For purposes of clarity, costs of the Company and its Subsidiaries are costs of Seller. The transfer taxes, if any, levied in connection with this Agreement shall be borne by Buyer. Seller will bear the fees and expenses of Dresdner Kleinwort Wasserstein, Inc. referred to in Section 2.21 hereof. Buyer will bear the fees and expenses of Needham & Company referred to in Section 3.5 hereof.

         10.12 CURRENCY. All references to currency are in U.S. dollars unless otherwise specified.

         10.13 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "INCLUDING" shall mean including without limitation.

         10.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and the Disclosure Schedule referred to in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       REMEC, INC.


                                       By: /s/ David Morash
                                       Title: Executive Vice President and Chief
                                               Financial Officer


                                       ADC TELECOMMUNICATIONS, INC.


                                       By: /s/ Robert E. Switz
                                       Title: Chief Financial Officer


                                       ADC MERSUM OY


                                       By: /s/ Gokul V. Hemmady
                                       Title: Director